SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               --------------------------------------------

                                 FORM S-8
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933


                            AMDAHL CORPORATION
          (Exact name of registrant as specified in its charter)

Delaware                                                         94-1728548
(State or other jurisdiction                                  (IRS Employer
of incorporation or organization)                       Identification No.)


1250 East Arques Avenue
Sunnyvale, California                                            94088-3470
(Address of Principal                                            (Zip Code)
Executive Offices)

                         1994 STOCK INCENTIVE PLAN
                         (Full title of the plans)


                            Edward F. Thompson
           Vice President, Chief Financial Officer and Secretary
                            AMDAHL CORPORATION
                          1250 East Arques Avenue
                     Sunnyvale, California 94088-3470
                  (Name and address of agent for service)

                              (408) 746-6000
       (Telephone number, including area code, of agent for service)

               --------------------------------------------

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will thereafter be effected upon share issuances or option exercises effected under the Amdahl Corporation 1994 Stock Incentive Plan.

                                  CALCULATION OF REGISTRATION FEE

                                       PROPOSED             PROPOSED
TITLE OF                               MAXIMUM              MAXIMUM
SECURITIES        AMOUNT               OFFERING             AGGREGATE         AMOUNT OF
TO BE             TO BE                PRICE                OFFERING          REGISTRATION
REGISTERED        REGISTERED           PER SHARE            PRICE             FEE
- ----------        ----------           ---------            ---------         ------------
common stock      14,300,000 shares(1) $6.375(2)            $91,162,500.00    $31,435.56


(1)  This Registration Statement shall also cover any additional shares of common stock which become issuable under the 1994 Stock Incentive Plan ("1994 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of common stock.


(2)  Solely for the purpose of calculating the registration fee, the price per share of common stock has been estimated in accordance with Rule 457(h).  Accordingly, the price per share of the common stock offered under the 1994 Plan, has been estimated at $6.375, based on the average of the lowest and highest selling prices of the
     Company's common stock on the American Stock Exchange on June 15, 1994.

                                  PART II

            Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

     Amdahl Corporation (the "Registrant" or the "Company") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act"); and

     (b) The Registrant's Quarterly Report on Form 10-Q for the fiscal period ended April 1, 1994, filed pursuant to Section 13 of the 1934 Act.

     All reports and documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4.  Description of Securities

     The Company's authorized capital stock consists of 200,000,000 shares of common stock, par value of $.05 per share, and 5,000,000 shares of Preferred Stock, par vaule of $1.00 per share. As of June 14, 1994 there were 115,533,868 shares of common stock outstanding, and no shares of Preferred Stock outstanding.

Common Stock

     Dividends. Subject to the restrictions described under "Preferred Stock" below, holders of common stock are entitled to such dividends as may be declared by the Board of Directors (the
"Board") out of funds legally available therefor.

     Voting Rights.  Holders of common stock are entitled to one
(1) vote per share on all matters submitted to a vote of holders of common stock except that holders are entitled to cumulate their votes in the election of directors.

     Liquidation Rights. Upon liquidation or dissolution of the Company, after satisfaction of any liquidation preferences of the outstanding Preferred Stock (if any), holders of common stock are entitled to receive pro rata all assets remaining available for distribution to stockholders.

     Other. All outstanding shares of common stock are, and all shares of common stock issued pursuant to the provisions of the Plans will, upon the receipt of payment therefor, be validly issued, fully paid and nonassessable. Holders of common stock have no preemptive rights.

Preferred Stock

     Preferred Stock may be issued from time to time in one or more series, each of such series to have such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions that are not set in the Company's Restated Certificate of Incorporation, as the Board determines.

     Dividends. The Board may fix by resolution(s) the relative priority of each series in relation to other series, the rate on shares of each series and the necessary dates to effectuate a dividend declaration. Also, the Board may set the limitations and restrictions that effect the common stock while any Preferred Stock is outstanding upon the payment of dividends.

     Conversion. The Board may fix by resolution(s) whether or not shares of a series are convertible, the method of conversion and all terms and conditions for such conversion.

     Sinking Fund. The Board may determine by resolution(s) whether or not shares of a series shall be subject to the operation of a sinking fund and the terms and provisions relative to the operation thereof.

     Redemption. The Board may fix by resolution(s) the terms and conditions and the restrictions and limitations applicable to each series in regards to the redemption of shares, to the extent that such are not set in the Restated Certificate of Incorporation.

     Voting Rights. Except as stated in the Restated Certificate of Incorporation, required by law or as may be provided in the resolution(s) adopted by the Board providing for the issuance of any series of Preferred Stock, no holder of Preferred Stock shall have any voting powers as to any manners upon which stockholders of the Corporation have the right to vote.

     Liquidation Rights. The Board may fix by resolution(s) the relative priority of each series in relation to other series and the amount(s) the stockholders of each series shall be entitled to receive. Also, the Board may set limitations and restrictions that effect the common stock while any Preferred Stock is outstanding upon the distribution of assets on liquidation.


Item 5.  Interests of Named Experts and Counsel

     Not Applicable


Item 6.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of Delaware and the Registrant's Restated Bylaws contain provisions authorizing the indemnification of corporate directors and officers against certain liabilities and expenses incurred in connection with proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act of 1933 ("1933 Act") or the 1934 Act.

     Article IX of the Bylaws requires the Registrant to indemnify all directors and officers to the fullest extent permitted by Delaware law and also provides for the advancement of expenses to officers and directors in connection with their defense of civil or criminal proceedings upon the written undertaking of the director or officer to repay the advance in the event it is ultimately determined that such individual is not entitled to indemnification under the General Corporation Law of Delaware.

     In addition, the Registrant has entered into supplemental indemnification agreements with its directors which broaden the scope of indemnity beyond that expressly provided by the Bylaws and the Delaware General Corporation Law. These supplemental contracts are permissible under Delaware General Corporation Law and have been approved by the Registrant's stockholders. The agreements provide the directors with indemnification to the fullest possible extent permitted by law against all expenses (including attorney fees), judgments, fines and settlement amounts incurred or paid by them in any action or proceeding (including any action by or in the right of the Registrant) by reason of their service either as a director, officer, employee or agent of the Registrant or, at the Registrant's request, as a director, officer, agent or employee of another company, partnership, joint venture, trust or other enterprise. However, no indemnity will be provided to any director with respect to conduct which is adjudged to be knowingly fraudulent, deliberately dishonest or to constitute willful misconduct.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed

     Not Applicable.


Item 8.  Exhibits

4(a) Amdahl Corporation 1994 Stock Incentive Plan

4(b) Form of Notice of Automatic Stock Option Grant and Grant
     Agreement under the 1994 Stock Incentive Plan

4(c) Form of Notice of Exercise of Automatic Stock Option under the 1994 Stock Incentive Plan

4(d) Form of Notice of Grant of Stock Option and Grant Agreement for Stock Option grants under the 1994 Stock Incentive Plan

4(e) Form of Addendum to Stock Option Agreement under the 1994
     Stock Incentive Plan

4(f) Form of Addendum to Stock Option Agreement under the 1994
     Stock Incentive Plan

4(g) Form of Addendum to Stock Option Agreement under the 1994
     Stock Incentive Plan

4(h) Form of Addendum to Stock Option Agreement under the 1994
     Stock Incentive Plan

4(i) Form of Stock Issuance Agreement under the 1994 Stock
     Incentive Plan

4(j) Form of Restricted Stock Purchase Agreement under the
     Restricted Stock Plan

4(k) Form of Restricted Stock Purchase Agreement under the
     Restricted Stock Plan

4(l) Form of Addendum to Restricted Stock Purchase Agreement under the Restricted Stock Plan

4(m) Form of Notice of Grant of Stock Option and Grant Agreement for incentive stock option grants under the Stock Option
     Plan (1974)

4(n) Form of Option Agreement under the Stock Option Plan (1974) relating to a stock option granted to a non-employee director of Amdahl.

4(o) Form of Automatic/Non-Employee Director Grant Non-Qualified
     Stock Option Agreement under the Stock Option Plan (1974)

4(p) Form of Notice of Grant of Stock Option and Grant Agreement for U.K. Approved stock option grants under the Stock Option
     Plan (1974)

4(q) Form of Notice of Grant of Stock Option and Grant Agreement for Irish Approved stock option grants under the Stock
     Option Plan (1974)

4(r) Form of Stock Option Agreement for repriced options under the Stock Option Plan (1974)

4(s) Form of Stock Option Agreement for repriced options under the Stock Option Plan (1974)

4(t) Form of Approved Irish Stock Option Agreement for repriced options under the Stock Option Plan (1974)

4(u) Form of Approved U.K. Stock Option Agreement for repriced options under the Stock Option Plan (1974)

4(v) Form of Notice of Grant of Stock Option and Grant Agreement for Non-Qualified Stock Option Grants under the Stock Option
     Plan (1971), Stock Option Plan (1974) and Non-Qualified
     Stock Option Plan (1982)

4(w) Form of Addendum to Stock Option Agreement under the Stock
     Option Plan (1971), Stock Option Plan (1974) and Non-
     Qualified Stock Option Plan (1982)

5 Opinion of Counsel as to the legality of the securities being registered

23(a)Consent of Counsel

23(b)Consent of Independent Public Accountants

24   Power of Attorney


Item 9.  Undertakings

     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold upon the termination of the Registrant's Purchase Plan, 1974 Plan or 1982 Plan.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controller person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 16th day of June, 1994.

                              AMDAHL CORPORATION


                              By   /s/E. Joseph Zemke
                                   --------------------------
                                   E. Joseph Zemke
                                   President, Chief Executive
                                   Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                  Title                  Date
- ---------                  ------                 ----


/s/E. Joseph Zemke         President, Chief       June 16, 1994
- ------------------         Executive Officer and
E. Joseph Zemke            Director (Principal
                           Executive Officer)

/s/Edward F. Thompson      Vice President, Chief  June 16, 1994
- ---------------------      Financial Officer and
Edward F. Thompson         Secretary (Principal
                           Financial Officer)

/s/Ernest B. Thompson      Vice President and     June 16, 1994
- ---------------------      Controller (Principal
Ernest B. Thompson         Accounting Officer)


/s/John C. Lewis*          Chairman of the Board
- -----------------          of Directors
John C. Lewis


/s/Keizo Fukagawa*         Director
- ------------------
Keizo Fukagawa


/s/E. F. Heizer, Jr.*      Director
- ---------------------
E. F. Heizer, Jr.


/s/Kazuto Kojima*          Director
- -----------------
Kazuto Kojima


/s/R. Stanley Laing*       Director
- --------------------
R. Stanley Laing


/s/Burton G. Malkiel*      Director
- ---------------------
Burton G. Malkiel


/s/George R. Packard*      Director
- ---------------------
George R. Packard


/s/Walter B. Reinhold*     Director
- ----------------------
Walter B. Reinhold


/s/Takamitsu Tsuchimoto*   Director
- ------------------------
Takamitsu Tsuchimoto


/s/J. Sidney Webb*         Director
- ------------------
J. Sidney Webb

* By: /s/Edward F. Thompson      Attorney in Fact June 16, 1994
      ---------------------
      Edward F. Thompson

                               EXHIBIT INDEX

Exhibit No.    Description
- -----------    -----------

4(a)           Amdahl Corporation 1994 Stock Incentive Plan

4(b)           Form of Notice of Automatic Stock Option Grant and
               Grant Agreement under the 1994 Stock Incentive
               Plan

4(c)           Form of Notice of Exercise of Automatic Stock
               Option under the 1994 Stock Incentive Plan

4(d)           Form of Notice of Grant of Stock Option and Grant
               Agreement for Stock Option grants under the 1994
               Stock Incentive Plan

4(e) Form of Addendum to Stock Option Agreement under the 1994 Stock Incentive Plan

4(f) Form of Addendum to Stock Option Agreement under the 1994 Stock Incentive Plan

4(g) Form of Addendum to Stock Option Agreement under the 1994 Stock Incentive Plan

4(h) Form of Addendum to Stock Option Agreement under the 1994 Stock Incentive Plan

4(i)           Form of Stock Issuance Agreement under the 1994
               Stock Incentive Plan

4(j) Form of Restricted Stock Purchase Agreement under the Restricted Stock Plan

4(k) Form of Restricted Stock Purchase Agreement under the Restricted Stock Plan

4(l)           Form of Addendum to Restricted Stock Purchase
               Agreement under the Restricted Stock Plan

4(m)           Form of Notice of Grant of Stock Option and Grant
               Agreement for incentive stock option grants under the Stock Option Plan (1974)

4(n)           Form of Option Agreement under the Stock Option
               Plan (1974) relating to a stock option granted to a non-employee director of Amdahl.

4(o)           Form of Automatic/Non-Employee Director Grant Non-
               Qualified Stock Option Agreement under the Stock
               Option Plan (1974)

4(p)           Form of Notice of Grant of Stock Option and Grant
               Agreement for U.K. Approved stock option grants under the Stock Option Plan (1974)

4(q)           Form of Notice of Grant of Stock Option and Grant
               Agreement for Irish Approved stock option grants under the Stock Option Plan (1974)

4(r) Form of Stock Option Agreement for repriced options under the Stock Option Plan (1974)

4(s) Form of Stock Option Agreement for repriced options under the Stock Option Plan (1974)

4(t)           Form of Approved Irish Stock Option Agreement for
               repriced options under the Stock Option Plan
               (1974)

4(u)           Form of Approved U.K. Stock Option Agreement for
               repriced options under the Stock Option Plan
               (1974)

4(v) Form of Notice of Grant of Stock Option and Grant Agreement for Non-Qualified Stock Option Grants under the Stock Option Plan (1971), Stock Option Plan (1974) and Non-Qualified Stock Option Plan
               (1982)

4(w) Form of Addendum to Stock Option Agreement under the Stock Option Plan (1971), Stock Option Plan
               (1974) and Non-Qualified Stock Option Plan (1982)

23(a)          Consent of Counsel

23(b)          Consent of Independent Public Accountants

24             Power of Attorney